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Exhibit 99.5

Tab Products Co.
Strategic Outlook for Fiscal Years 2003 – 2005

The Company believes that execution of the "back to basics" program described above and reaching earnings break-even and positive cash flow for FY2002 will position Tab for substantial revenue and profit growth in subsequent years. The Company has a strong brand and extensive customer base, no debt, a new and proven management team to deliver its quality products and services and to lead its multiple distribution channels. By building on the momentum started in January 2001 and carried through this plan for FY2002, Tab can subsequently recover its industry leadership position, improve its P/E multiple, increase market share and add to revenue and profits in FY2003 and beyond. The Company will continue to grow and meet the demand for cost effective management of their customers' documents.

Achieving the projected turn-around for FY2002 will also place Tab, in the following years, in a more favorable position to choose from a number of alternatives for maximizing stockholder value; including, but not limited to, the possible merger or sale of the Company to a strategic partner who could provide a premium over its current estimated $7.27 - $7.30 Net Tangible Book Value per diluted share. The Board of Directors and Management believe that the course of action presented here will result in substantially greater stockholder value than a sale of the Company at this time.

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Tab Products Co. Strategic Outlook for Fiscal Years 2003 – 2005